151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release __________________________________________________________________________________________________________________________________________________________________

AETNA UPDATES EARNINGS GUIDANCE

HARTFORD, Conn., June 2, 2009 ― Aetna (NYSE: AET) today announced that it is revising its 2009 operating earnings per share guidance from a range of $3.85 to $3.95 to a range of $3.55 to $3.70 (1). The primary drivers of the revised guidance are: a continuation of higher projected Commercial medical costs; and lower projected 2009 Medicare revenue, reflecting an updated view of the risk profile of the Medicare book of business. The company will hold a conference call for investors today at 5 p.m. ET.

The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the internet at www.aetna.com. The conference call can be accessed by dialing 877-874-1586, or 719-325-4770 for international callers.  Aetna suggests participants dial in approximately 10 minutes before the call.  The access code is 4736815.  Individuals who dial in will be asked to identify themselves and their affiliations. A replay of the call may be accessed through Aetna’s Investor Information link on the internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers.  The replay access code is 4736815. Telephone replays will be available from 8:00 p.m. ET on June 2, 2009 until midnight ET on June 16, 2009.

About Aetna
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 37.2 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans.

Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates.  For more information, see www.aetna.com and Aetna's Annual Report at www.aetna.com/2008annualreport.

(1)  Projected full-year 2009 operating earnings per share exclude after tax net realized capital losses of $4.8 million reported by Aetna for the three months ended March 31, 2009.  Projected operating earnings per share also exclude from net income any net realized capital gains or losses and other items occurring after March 31, 2009.  Aetna is not able to project the amount of future net realized capital gains or losses or other items and cannot therefore reconcile projected operating earnings per share in any period to projected net income per share.  Projected full-year 2009 operating earnings assume less than 455 million weighted-average diluted shares.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share and weighted average diluted shares.  Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control.  Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including unanticipated increases in medical costs (including increased intensity or medical utilization; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers; and increased pharmacy costs); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate) which can significantly and adversely affect Aetna’s business and profitability; failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; continued volatility and further deterioration of the U.S. and global capital markets, including fluctuations in interest rates, fixed income and equity prices and the value of financial assets, along with the general deterioration in the commercial paper, capital and credit markets, which can adversely impact the value of Aetna’s investment portfolio, Aetna’s profitability by reducing net investment income and/or Aetna’s financial position by causing us to realize additional impairments on our investments; adverse pricing or funding actions by federal or state government payors; and adverse changes in federal or state government policies or regulation (including legislative proposals that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing and other proposals, such as initiatives to eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits).  Other important risk factors include, but are not limited to: adverse changes in size, product mix or medical cost experience of membership; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; and reputational issues arising from data security breaches or other means. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (“SEC”) and Aetna’s 2009 Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (Aetna’s “First Quarter 10-Q”), on file with the SEC.  You also should read Aetna’s First Quarter 10-Q for a discussion of Aetna’s historical results of operations and financial condition.